Exhibit 99.2

Erie Indemnity Company
Consolidated Statements of Operations
(dollars in millions, except per share data)

	Three months ended March 31,
	2015	2014
Revenues	(Unaudited)
Premiums earned	$1,402	$1,288
Net investment income	113	109
Net realized investment gains	56	56
Net impairment losses recognized in earnings	(2)	0
Equity in earnings of limited partnerships	28	50
Other income	8	8
Total revenues	1,605	1,511
Benefits and expenses
Insurance losses and loss expenses	1,060	1,034
Policy acquisition and underwriting expenses	348	321
Total benefits and expenses	1,408	1,355

Income from operations before income taxes and noncontrolling interest	197	156
Provision for income taxes	61	47
Net income	$136	$109

Less: Net income attributable to noncontrolling interest in consolidated entity – Exchange	97	63

Net income attributable to Indemnity	$39	$46

Earnings Per Share
Net income attributable to Indemnity per share
Class A common stock – basic	$0.83	$0.99
Class A common stock – diluted	$0.74	$0.88
Class B common stock – basic and diluted	$125	$149

Weighted average shares outstanding attributable to Indemnity – Basic
Class A common stock	46,189,068	46,402,270
Class B common stock	2,542	2,542

Weighted average shares outstanding attributable to Indemnity – Diluted
Class A common stock	52,634,752	52,598,211
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$0.6810	$0.6350
Class B common stock	$102.1500	$95.2500

Erie Indemnity Company
Results of the Erie Insurance Group's Operations by Interest (Unaudited)
(in millions)

	Indemnity shareholder interest		Noncontrolling interest (Exchange)		Eliminations of related party transactions		Erie Insurance Group
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2015	2014	2015	2014	2015	2014	2015	2014
Management operations:
Management fee revenue, net	$343	$319	$—	$—	$(343)	$(319)	$—	$—
Service agreement revenue	8	7	—	—	—	—	8	7
Total revenue from management operations	351	326	—	—	(343)	(319)	8	7
Cost of management operations	298	268	—	—	(298)	(268)	—	—
Income from management operations before taxes	53	58	—	—	(45)	(51)	8	7
Property and casualty insurance operations:
Net premiums earned	—	—	1,380	1,268	—	—	1,380	1,268
Losses and loss expenses	—	—	1,033	1,007	(1)	(1)	1,032	1,006
Policy acquisition and underwriting expenses	—	—	386	365	(47)	(53)	339	312
(Loss) income from property and casualty insurance operations before taxes	—	—	(39)	(104)	48	54	9	(50)
Life insurance operations: (1)
Total revenue	—	—	47	50	0	0	47	50
Total benefits and expenses	—	—	37	37	0	0	37	37
Income from life insurance operations before taxes	—	—	10	13	0	0	10	13
Investment operations: (1)
Net investment income	4	4	88	84	(3)	(3)	89	85
Net realized gains on investments	0	1	56	50	—	—	56	51
Net impairment losses recognized in earnings	0	0	(2)	0	—	—	(2)	0
Equity in earnings of limited partnerships	2	6	25	44	—	—	27	50
Income from investment operations before taxes	6	11	167	178	(3)	(3)	170	186
Income from operations before income taxes and noncontrolling interest	59	69	138	87	—	—	197	156
Provision for income taxes	20	23	41	24	—	—	61	47
Net income	$39	$46	$97	$63	$—	$—	$136	$109

(1)    Earnings on life insurance related invested assets are integral to the evaluation of the life insurance operations because of the long duration of life products. On that basis, for presentation purposes, the life insurance operations in the table above include life insurance related investment results.

Erie Indemnity Company
Reconciliation of Operating Income to Net Income

Reconciliation of operating income to net income

We disclose operating income, a non-GAAP financial measure, to enhance our investors’ understanding of our performance related to the Indemnity shareholder interest.  Our method of calculating this measure may differ from those used by other companies, and therefore comparability may be limited.

Indemnity defines operating income as net income excluding realized capital gains and losses, impairment losses and related federal income taxes.

Indemnity uses operating income to evaluate the results of its operations.  It reveals trends that may be obscured by the net effects of realized capital gains and losses including impairment losses.  Realized capital gains and losses, including impairment losses, may vary significantly between periods and are generally driven by business decisions and economic developments such as capital market conditions which are not related to our ongoing operations.  We are aware that the price to earnings multiple commonly used by investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and does not reflect Indemnity’s overall profitability.

The following table reconciles operating income and net income for the Indemnity shareholder interest:

	Indemnity Shareholder Interest
	Three months ended March 31,
(in millions, except per share data)	2015	2014
	(Unaudited)
Operating income attributable to Indemnity	$39	$45
Net realized gains and impairments on investments	0	1
Income tax expense	0	0
Realized gains and impairments, net of income taxes	0	1
Net income attributable to Indemnity	$39	$46

Per Indemnity Class A common share-diluted:
Operating income attributable to Indemnity	$0.74	$0.87
Net realized gains and impairments on investments	0.00	0.02
Income tax expense	0.00	(0.01)
Realized gains and impairments, net of income taxes	0.00	0.01
Net income attributable to Indemnity	$0.74	$0.88

Erie Indemnity Company
Consolidated Statements of Financial Position
(in millions)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Investments – Indemnity
Available-for-sale securities, at fair value:
Fixed maturities	$556	$564
Equity securities	25	25
Limited partnerships	100	113
Other invested assets	1	1
Investments – Exchange
Available-for-sale securities, at fair value:
Fixed maturities	9,499	9,007
Equity securities	837	850
Trading securities, at fair value	3,096	3,223
Limited partnerships	815	866
Other invested assets	21	20
Total investments	14,950	14,669

Cash and cash equivalents (Exchange portion of $362 and $422, respectively)	420	514
Premiums receivable from policyholders – Exchange	1,304	1,281
Reinsurance recoverable – Exchange	162	161
Deferred income taxes – Indemnity	40	37
Deferred acquisition costs – Exchange	589	595
Other assets (Exchange portion of $403 and $374, respectively)	528	501
Total assets	$17,993	$17,758

Liabilities and shareholders’ equity
Liabilities
Indemnity liabilities
Other liabilities	$552	$611
Exchange liabilities
Losses and loss expense reserves	3,966	3,853
Life policy and deposit contract reserves	1,827	1,812
Unearned premiums	2,845	2,834
Deferred income taxes	494	490
Other liabilities	172	175
Total liabilities	9,856	9,775

Indemnity's shareholders’ equity	710	703

Noncontrolling interest in consolidated entity – Exchange	7,427	7,280
Total equity	8,137	7,983
Total liabilities, shareholders’ equity and noncontrolling interest	$17,993	$17,758

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